Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact: Doug Guarino, Director of Corporate Relations 781 647 3900
Press Release Source: Inverness Medical Innovations
Inverness Medical Innovations Receives
Requisite Consents And Sets Pricing For Tender Offer For
8.75% Senior Subordinate Notes
WALTHAM, Mass., June 12, 2007 — Inverness Medical Innovations, Inc. (Amex: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, announced today that, in connection with its previously announced tender offer to purchase all of the outstanding $150,000,000 in aggregate principal amount of its 8.75% Senior Subordinated Notes due 2012 (the “Notes”), as well as the related consent solicitations to amend the indenture governing the Notes, it has been advised by the depository for the tender offer and consent solicitation that, as of 5:00 p.m., New York City time, on June 11, 2007, holders of 100% of the outstanding Notes had validly tendered and not withdrawn their Notes and had provided their consents to effect the proposed amendments to the indenture under which the Notes were issued.
As a result of receiving the requisite consents, Inverness will promptly execute and deliver a supplemental indenture in order to effect the proposed amendments to the indenture governing the Notes. The supplemental indenture (and the proposed amendments contained therein) will not, however, become operative unless and until Inverness accepts the Notes for purchase pursuant to the tender offer.
Inverness also announced the total consideration for the Notes validly tendered in the tender offer. The total consideration will be $1,061.95 for each $1,000.00 principal amount of Notes purchased pursuant to the tender offer, plus accrued and unpaid interest up to, but not including June 26, 2007, the assumed payment date for the Notes. The total consideration includes a consent payment of $20.00 per $1,000.00 principal amount of Notes. Holders of the Notes who had validly tendered and not withdrawn their Notes pursuant to the tender offer at or prior to 5:00 p.m., New York City time, on June 11, 2007 will receive the consent payment if and when the Notes are accepted for payment by Inverness. Holders who tender their notes after 5:00 p.m., New York City time on June 11, 2007, the consent expiration time, but prior to midnight, New York City time on June 25, 2007, the tender offer expiration time, will only be eligible to receive the tender offer consideration of $1,041.95.
The total consideration and tender offer consideration were determined, based upon an expected payment date of June 26, 2007, by reference to a fixed spread of 50 basis points over the bid-side yield (as reported by Bloomberg Government Pricing Monitor on the Reference Page “PX3” at 2:00 p.m., New York City time, on June 11, 2007) of the 3.00% U.S. Treasury Note due February 15, 2008, which was 5.038%.

The tender offer and consent solicitation are being undertaken in order to facilitate Inverness’s acquisition of Biosite Incorporated and related transactions. The tender offer remains conditioned upon, among other things, Inverness receiving new financing in an amount of at least $1.3 billion and Inverness’s purchase of shares of common stock of Biosite Incorporated pursuant to the tender offer for such shares made on May 29, 2007.
Inverness has retained UBS Investment Bank to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to the Liability Management Group of UBS Investment Bank at (888) 722-9555 x4210 (toll free), or to The Altman Group, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 398-2142 (toll free).
A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Consent Solicitation and the related Letter of Transmittal and Consent dated May 29, 2007. Copies of these documents and other related documents can be obtained from the Information Agent.
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to tender offer. The tender offer is made only by the Offer to Purchase and Consent Solicitation dated May 29, 2007.
Inverness Medical Innovations is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.
For additional information on Inverness Medical Inc., please visit our website at www.invernessmedical.com.